Exhibit 99.2

Allison Transmission Announces Third Quarter 2015 Results

•	Net Sales $493 million, Adjusted Net Income $123 million, Adjusted EBITDA $174 million, Adjusted Free Cash Flow $142 million or $0.81 per Diluted Share

•	Earnings of $0.32 per Diluted Share excluding Environmental Remediation Charge

INDIANAPOLIS, October 26, 2015 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the third quarter of $493 million, an 11 percent decrease from the same period in 2014. The decrease in net sales was principally driven by lower demand in the global Off-Highway end markets partially offset by higher demand in the North America On-Highway end market and price increases on certain products.

Adjusted Net Income, a non-GAAP financial measure, for the quarter was $123 million, compared to Adjusted Net Income of $138 million for the same period in 2014, a decrease of $15 million. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $174 million, or 35.3 percent of net sales, compared to $202 million, or 36.5 percent of net sales, for the same period in 2014. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $142 million, or $0.81 per diluted share, compared to $164 million for the same period in 2014, or $0.91 per diluted share.

Lawrence E. Dewey, Chairman, President and Chief Executive Officer of Allison Transmission commented, “Allison’s third quarter 2015 results are within the full year guidance ranges we provided to the market on July 27. Net sales in the North America On-Highway end market improved on a year-over-year basis for the ninth consecutive quarter. The year-over-year reductions in the global Off-Highway and Service Parts, Support Equipment & Other end markets net sales are consistent with the previously contemplated impact of lower energy and commodity prices. We anticipate no meaningful relief from the global Off-Highway end markets challenges in the fourth quarter and are affirming our full year net sales guidance of a decrease in the range of 6 to 8 percent year-over-year. Allison continued its prudent and well-defined approach to capital allocation during the third quarter by settling $181 million of share repurchases, paying a dividend of $0.15 per share and repaying $6 million of debt.”

Third Quarter Net Sales by End Market

End Market	Q3 2015 Net Sales ($M)	Q3 2014 Net Sales ($M)	% Variance
North America On-Highway	262	256	2%
North America Hybrid-Propulsion Systems for Transit Bus	12	23	(48%)
North America Off-Highway	12	30	(60%)
Defense	34	35	(3%)
Outside North America On-Highway	67	73	(8%)
Outside North America Off-Highway	4	18	(78%)
Service Parts, Support Equipment & Other	102	118	(14%)
Total Net Sales	493	553	(11%)

Third Quarter Highlights

North America On-Highway end market net sales were up 2 percent from the same period in 2014 principally driven by higher demand for Highway Series models and down 5 percent on a sequential basis principally driven by lower demand for Rugged Duty Series models.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales were down 48 percent from the same period in 2014 principally driven by lower demand due to engine emissions improvements and non-hybrid alternatives that generally require a fully-automatic transmission (e.g. xNG) and down 40 percent sequentially principally driven by intra-year movement in the timing of orders.

North America Off-Highway end market net sales were down 60 percent from the same period in 2014 principally driven by lower demand from hydraulic fracturing applications and up 20 percent on a sequential basis principally driven by intra-year movement in the timing of orders.

Defense end market net sales were down 3 percent from the same period in 2014 principally driven by reductions in U.S. defense spending to longer term averages experienced during periods without active conflicts and up 17 percent sequentially principally driven by intra-year movement in the timing of orders.

Outside North America On-Highway end market net sales were down 8 percent from the same period in 2014 principally driven by lower demand in China partially offset by higher demand in Europe, and down 8 percent on a sequential basis principally driven by lower demand in Europe and India.

Outside North America Off-Highway end market net sales were down 78 percent from the same period in 2014 principally driven by lower demand in the energy sector and down 50 percent sequentially principally driven by lower demand in the energy and mining sectors.

Service Parts, Support Equipment & Other end market net sales were down 14 percent from the same period in 2014 principally driven by lower demand for North America service parts and up 9 percent on a sequential basis principally driven by higher demand for North America service parts.

Gross profit for the quarter was $236 million, a decrease of 9 percent from $259 million for the same period in 2014. Gross margin for the quarter was 47.9 percent, an increase of 100 basis points from a gross margin of 46.9 percent for the same period in 2014. The decrease in gross profit from the same period in 2014 was principally driven by decreased sales volume partially offset by price increases on certain products, favorable material costs and lower incentive compensation expense.

Selling, general and administrative expenses for the quarter were $87 million, a decrease of 1 percent from $88 million for the same period in 2014, principally driven by lower incentive and stock based compensation expense, and reduced global commercial spending activities partially offset by unfavorable product warranty adjustments.

Engineering – research and development expenses for the quarter were $24 million, a decrease of $1 million from $25 million for the same period in 2014, principally driven by lower incentive compensation expense.

Third Quarter Non-GAAP Financial Measures

Adjusted Net Income for the quarter was $123 million, compared to $138 million for the same period in 2014, a decrease of $15 million. The decrease was principally driven by decreased sales volume and unfavorable product warranty adjustments partially offset by price increases on certain products, favorable material costs, lower incentive and stock based compensation expense, reduced global commercial spending activities and decreased cash interest expense.

Adjusted EBITDA for the quarter was $174 million, or 35.3 percent of net sales, compared to $202 million, or 36.5 percent of net sales, for the same period in 2014. The decrease was principally driven by decreased sales volume and unfavorable product warranty adjustments partially offset by price increases on certain products, favorable material costs, lower incentive compensation expense and reduced global commercial spending activities.

Adjusted Free Cash Flow for the quarter was $142 million compared to $164 million for the same period in 2014, a decrease of $22 million. The decrease was principally driven by decreased net cash provided by operating activities and decreased excess tax benefit from stock-based compensation.

Full Year 2015 Guidance Update

We are affirming the full year 2015 guidance ranges released to the market on July 27: net sales decrease of 6 to 8 percent year-over-year, an Adjusted EBITDA margin of 34.75 to 35.75 percent, an Adjusted Free Cash Flow of $470 to $500 million, capital expenditures of $60 to $70 million and cash income taxes of $10 to $15 million.

Although we are not providing specific fourth quarter 2015 guidance, Allison does expect fourth quarter net sales to be lower than the same period in 2014. The anticipated year-over-year decrease in fourth quarter net sales is expected to occur due to lower demand in the global Off-Highway and Defense end markets.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Tuesday, October 27 to discuss its third quarter 2015 results. Dial-in number is 1-201-689-8470 and the U.S. toll-free dial-in number is 1-877-407-9039. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on October 27 until 11:59 p.m. ET on November 3. The replay dial-in number is 1-858-384-5517 and the U.S. toll-free replay dial-in number is 1-877-870-5176. The replay passcode is 13621769.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles, U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Attachment

•	Condensed Consolidated Statements of Operations
•	Condensed Consolidated Balance Sheets
•	Condensed Consolidated Statements of Cash Flows
•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net sales	$493.0	$553.3	$1,507.6	$1,583.0
Cost of sales	256.9	294.0	796.0	862.7

Gross profit	236.1	259.3	711.6	720.3
Selling, general and administrative expenses	86.6	87.5	235.6	255.8
Engineering - research and development	23.6	24.5	69.0	70.2
Environmental remediation	14.0	—	14.0	—
Loss associated with impairment of long-lived assets	—	—	1.3	—

Operating income	111.9	147.3	391.7	394.3
Interest expense, net	(33.7)	(29.3)	(93.7)	(101.0)
Premiums and expenses on tender offer and redemption of long-term debt	(0.2)	—	(25.3)	—
Other expense, net	(4.2)	(1.7)	(3.6)	(3.0)

Income before income taxes	73.8	116.3	269.1	290.3
Income tax expense	(27.3)	(47.5)	(99.8)	(112.2)

Net income	$46.5	$68.8	$169.3	$178.1

Basic earnings per share attributable to common stockholders	$0.27	$0.38	$0.95	$0.99
Diluted earnings per share attributable to common stockholders	$0.27	$0.38	$0.95	$0.97

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	September 30, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$148.4	$263.0
Accounts receivables - net of allowance for doubtful accounts of $0.5 and $0.3, respectively	223.9	207.4
Inventories	155.3	143.5
Deferred income taxes, net	88.2	119.7
Other current assets	26.0	24.4

Total Current Assets	641.8	758.0
Property, plant and equipment, net	479.1	514.6
Intangible assets, net	3,380.1	3,453.0
Deferred income taxes, net	1.3	1.3
Other non-current assets	64.4	77.3

TOTAL ASSETS	$4,566.7	$4,804.2

LIABILITIES
Current Liabilities
Accounts payable	$140.9	$151.7
Current portion of long term debt	22.6	17.9
Other current liabilities	152.5	176.3

Total Current Liabilities	316.0	345.9
Long term debt	2,386.4	2,502.6
Other non-current liabilities	649.8	557.9

TOTAL LIABILITIES	3,352.2	3,406.4
TOTAL STOCKHOLDERS’ EQUITY	1,214.5	1,397.8

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,566.7	$4,804.2

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net cash provided by operating activities	$156.3	$174.0	$390.0	$416.0
Net cash used for investing activities (a)	(17.1)	(16.7)	(31.8)	(41.4)
Net cash used for financing activities	(212.8)	(84.5)	(485.2)	(357.6)
Effect of exchange rate changes in cash	5.2	8.6	12.4	6.4

Net (decrease) increase in cash and cash equivalents	(68.4)	81.4	(114.6)	23.4
Cash and cash equivalents at beginning of period	216.8	126.7	263.0	184.7

Cash and cash equivalents at end of period	$148.4	$208.1	$148.4	$208.1

Supplemental disclosures:
Interest paid	$21.8	$34.7	$75.4	$103.3
Income taxes paid	$1.1	$0.4	$5.0	$3.5
(a) Additions of long-lived assets	$(15.2)	$(14.9)	$(30.1)	$(37.6)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net income	$46.5	$68.8	$169.3	$178.1
plus:
Interest expense, net	33.7	29.3	93.7	101.0
Cash interest expense	(21.8)	(34.7)	(75.4)	(103.3)
Income tax expense	27.3	47.5	99.8	112.2
Cash income taxes	(1.1)	(0.4)	(5.0)	(3.5)
Amortization of intangible assets	24.3	24.7	72.9	74.1
Environmental remediation (a)	14.0	—	14.0	—
Loss associated with impairment of long-lived assets (b)	—	—	1.3	—
Loss on impairment of technology-related investments (c)	—	2.0	—	2.0
Public offering expenses (d)	—	0.3	—	1.4

Adjusted net income	$122.9	$137.5	$370.6	$362.0

Cash interest expense	21.8	34.7	75.4	103.3
Cash income taxes	1.1	0.4	5.0	3.5
Depreciation of property, plant and equipment	22.4	23.6	65.8	71.0
Premiums and expenses on tender offer and redemption of long-term debt (e)	0.2	—	25.3	—
Dual power inverter module extended coverage (f)	(0.3)	—	(2.1)	—
Unrealized loss on foreign exchange (g)	2.8	2.0	1.6	3.4
Loss on repayments of long-term debt (h)	—	0.3	0.2	0.3
Unrealized loss (gain) on commodity hedge contracts (i)	0.7	(0.6)	0.7	(1.7)
Restructuring charge (j)	—	—	—	0.7
Stock-based compensation expense (k)	2.5	3.9	7.2	11.2

Adjusted EBITDA	$174.1	$201.8	$549.7	$553.7
Adjusted EBITDA excluding technology-related license expenses (l)	$174.3	$201.8	$549.9	$557.0

Net sales	$493.0	$553.3	$1,507.6	$1,583.0
Adjusted EBITDA margin	35.3%	36.5%	36.5%	35.0%
Adjusted EBITDA margin excluding technology-related license expenses (l)	35.4%	36.5%	36.5%	35.2%
Net Cash Provided by Operating Activities	$156.3	$174.0	$390.0	$416.0
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(15.2)	(14.9)	(30.1)	(37.6)
Excess tax benefit from stock-based compensation (m)	0.2	5.0	8.2	12.8
Technology-related license expenses (l)	0.2	—	0.2	3.3

Adjusted Free Cash Flow	$141.5	$164.1	$368.3	$394.5

(a)	Represents environmental remediation expenses for ongoing operating, monitoring and maintenance activities at our Indianapolis, Indiana manufacturing facilities as a result of the U.S. Environmental Protection Agency determining that we are responsible for future operating, monitoring and maintenance activities and that General Motors’ environmental remediation activities, pursuant the asset purchase agreement, were completed in the third quarter of 2015.
(b)	Represents a charge associated with the impairment of long-lived assets related to the production of the H3000 and H4000 hybrid-propulsion systems.
(c)	Represents a charge (recorded in Other expense, net) for investments in co-development agreements to expand our position in transmission technologies.
(d)	Represents fees and expenses (recorded in Other expense, net) related to our secondary offerings in September 2014, June 2014, April 2014 and February 2014.
(e)	Represents premiums and expenses related to the tender offer and redemption of Allison Transmission, Inc.‘s (“ATI”), our wholly owned subsidiary, 7.125% Senior Notes due 2019.
(f)	Represents an adjustment (recorded in Selling, general and administrative expenses) associated with the Dual Power Inverter Module (“DPIM”) extended coverage program liability. The DPIM liability will continue to be reviewed for any changes in estimates as additional claims data and field information become available.
(g)	Represents losses (recorded in Other expense, net) on the mark-to-market of our foreign currency hedge contracts and on intercompany financing transactions related to investments in plant assets for our India facility.
(h)	Represents losses (recorded in Other expense, net) realized on the repayments of ATI’s long-term debt.
(i)	Represents unrealized losses (gains) (recorded in Other expense, net) on the mark-to-market of our commodity hedge contracts.
(j)	Represents a charge (recorded in Selling, general and administrative, and Engineering - research and development) related to employee headcount reductions in the second quarter of 2014.
(k)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative expenses, and Engineering – research and development).
(l)	Represents payments (recorded in Engineering – research and development) for licenses to expand our position in transmission technologies.
(m)	Represents the amount of tax benefit (recorded in Income tax expense) related to stock-based compensation adjusted from cash flows from operating activities to cash flows from financing activities.